Exhibit 10.48

SUBJECT TO THE APPROVAL OF THE COMPENSATION AND BENEFITS COMMITTEE OF THE WESTERN UNION COMPANY BOARD OF DIRECTORS

January 20, 2023

Matt Cagwin

[REDACTED]

Dear Matt:

On behalf of Devin McGranahan, it is my pleasure to extend this offer to become the Chief Financial Officer (“Offer”) with Western Union, LLC (the "Company"), an affiliate of The Western Union Company ("Western Union"). The work location of this position is Denver, Colorado (“Work Location”). If you choose to accept this Offer, your start date will be January 20, 2023 (“Start Date”).

Exempt Salary

Your gross annualized starting salary will be $525,000, payable in accordance with the Company's regular payroll practices.

Short -Term Incentives

You will be eligible to participate in Western Union's 2023 Senior Executive Performance Incentive Plan ("SEPIP"), with a target short-term incentive award opportunity equal to 100% of your annualized base salary. Your SEPIP award, if any, will be based on Western Union's achievement of established performance measures, your individual performance, and in accordance with the SEPIP’s terms and conditions. All awards under the SEPIP require approval from the Compensation and Benefits Committee of Western Union’s Board of Directors (“Compensation Committee”) and the acceptance by you of the terms and conditions of each award. All your rights and obligations with respect to any SEPIP awards granted to you are subject to the terms and conditions of the SEPIP as well as the terms and conditions of the applicable award agreements.

Long-Term Incentives

Beginning with the February 2023 annual equity grant, you will be eligible for annual awards under Western Union’s 2015 Long-Term Incentive Plan (such Plan and any successor or replacement plan, the “LTIP”) in such form(s) as are approved by the Compensation Committee (most recently, annual equity grants to senior executives consisted of time-vested restricted stock units and performance-based restricted stock units), with an aggregate target grant date fair value of $2,150,000 (as calculated by the Company).

All awards under the LTIP require approval from the Compensation Committee and the acceptance by you of the terms and conditions of each award. All your rights and obligations with respect to any LTIP awards granted to you are subject to the terms and conditions of the LTIP as well as the terms and conditions of the applicable award agreements. In addition, LTIP awards require the acceptance by you of an agreement containing certain restrictive covenants such as non-solicitation, non-competition and non-disclosure commitments.

Benefits

You will continue to be eligible to participate in the Company's health, welfare and financial security benefit programs on the same terms as similarly situated employees of the Company at the location where you will be employed. Please also understand that Western Union reserves the right to amend or terminate any or all of its employee benefit plans and corporate policies at any time, in its sole discretion.

Flexible Time Off

You will continue to be eligible for Flexible Time Off pursuant to the Company’s Flexible Time Off Policy. Please understand that the Company reserves the right to amend or terminate its Flexible Time Off Policy or any other time-off or leave policy at any time, in its sole discretion, subject to applicable law.

Relocation

You will be eligible for relocation assistance benefits until December 31, 2023 and in accordance with the attached U.S. Relocation Policy - Executive provided, however, you execute a Relocation Repayment Agreement in advance. Western Union has partnered with American International Relocation Solutions (AIReS) to facilitate your relocation to your new Work Location. Upon receipt of your signed offer letter, a member of the Western Union Global Mobility team will contact you to review your relocation benefits as well as to provide you with an overview of the process. Please note that if you resign from, or are terminated for Cause (as defined under The Western Union Company Severance/Change in Control Policy (Executive Committee Level) by, the Company within a period of 24 months after the completion of your relocation as determined by the Company in its sole discretion, you will be required to reimburse, at a prorated amount, the Company any expenses incurred by the Company as a result of your relocation, which may be deducted from your pay, subject to applicable law. This prorated amount will be based on the portion of the 24-month period you have been employed by the Company since the date of the completion of your relocation as determined by the Company in its sole discretion. Any modification to any relocation benefits provided by the Company, including but not limited to the date by which you must relocate, requires prior written approval by the Chief People Officer.

Severance

As an “Eligible Executive” as defined under the Executive Severance Policy, you are eligible for coverage under the Executive Severance Policy, subject to its terms and conditions as the same may be amended by Western Union from time to time in its sole discretion.

Company Policies

You will be subject to all Western Union policies applicable to the Company’s employees, including but not limited to the Western Union Code of Conduct and Western Union’s Anti-Money Laundering Policy. The Company reserves the right to amend or terminate any or all of its policies referenced herein, including but not limited to its employee benefit plans and corporate policies, time off and leave policies, and relocation policies, subject to applicable law.

Other Agreements

As noted above, as a condition of your employment with the Company and your receipt of certain types of compensation from the Company, you will be required to sign agreement(s) containing certain restrictive covenants, which may include non-solicitation, non-competition, and confidentiality/non-disclosure provisions. You will also be subject to the terms of the clawback policies adopted by Western Union’s Board of Directors, as may be amended from time to time.

At Will Employment

Please understand that this Offer does not constitute an express or implied contract or a guarantee of continued employment for any period of time. As is the case throughout Western Union and its U.S. subsidiaries and affiliate companies, employment is "at will." This means that you are free to end your employment with the Company at any time, with or without cause, and with or without advance notice. It also means that the Company is free to terminate your employment at any time, with or without cause, and with or without advance notice, and that the Company may modify any aspect, term or condition of your employment (i.e., job duties, title, compensation, hours, benefits, job location, policies and practices, except for the “at will” nature of the employment relationship) at any time, without advance notice.

Entire Agreement

This Offer sets forth the entire offer of employment between you and the Company regarding the terms of your employment and it supersedes any prior discussions, commitments or understandings. It is also our mutual understanding that you have not relied on any representations other than those contained in this Offer in making your decision to accept this Offer.

Modification

You agree that no waiver, amendment or modification of any of the terms of this Offer shall be effective unless in writing and signed by both you and the Company. No waiver of any term, condition or default of any term of this Offer shall be construed as a waiver of any other term, condition or default.

Acceptance

Matt, I hope you will accept this Offer. Please note that the terms of this Offer are subject to the approval of the Compensation Committee. Please confirm your acceptance of the terms described in this Offer by signing, dating, and returning to me a signed copy.

Sincerely,

/s/ Richard L. Williams

Richard L. Williams

Chief People Officer

The Western Union Company

I accept your Offer of employment as described in this letter.

______/s/ Matt Cagwin_______________________________________

Matt Cagwin

Date: ___1/20/23________________